                                                                    EXHIBIT 99.7

                                   AGREEMENT


                             OF LIMITED PARTNERSHIP


                                       OF


                           PICO EQUITY INVESTORS, L.P.











THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. Section 15b ET SEQ., AS AMENDED (THE "FEDERAL ACT"), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE "STATE ACTS"), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THIS AGREEMENT.




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                                TABLE OF CONTENTS

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
SECTION 1.     NAME AND PRINCIPAL EXECUTIVE OFFICE...........................................1
        1.1    Name..........................................................................1
        1.2    Certificate of Limited PARTNERSHIP............................................1
        1.3    Fictitious Business Name Statement............................................1

SECTION 2.     PURPOSES AND NATURE OF BUSINESS...............................................1
        2.1    Purpose.......................................................................1
        2.2    Limitations...................................................................2

SECTION 3.     TERM..........................................................................2

SECTION 4.     CAPITAL CONTRIBUTIONS AND ACCOUNTS............................................2
        4.1    Capital Contributions in General..............................................2
        4.2    Initial Capital Contributions.................................................2
        4.3    Capital Accounts of PARTNERS..................................................3
        4.4    Withdrawal of Capital.........................................................3
        4.5    Interest on Capital Accounts..................................................3
        4.6    Deficit Capital Accounts......................................................4
        4.7    Optional Adjustments to Capital Accounts......................................4
        4.8    Representations and Warranties of Each LIMITED PARTNER........................4

SECTION 5.     DISTRIBUTIONS.................................................................5
        5.1    Distribution of Cash Available for Distribution and Net Proceeds of
               Sale, Refinancing or Other Disposition........................................5
        5.2    Distribution Upon Termination of the PARTNERSHIP..............................5
        5.3    Valuation and Distribution of Non-Cash Distributions..........................6
        5.4    Discretion in Making Distributions............................................6
        5.5    Limitation on Other Distributions.............................................6
        5.6    Tax Distribution..............................................................6

SECTION 6.     ALLOCATIONS OF NET INCOME, NET LOSS AND GAIN..................................7
        6.1    Allocation of Net Loss........................................................7
        6.2    Allocation of Net Income and Gain.............................................7
        6.3    Qualified Income Offset.......................................................7
        6.4    Minimum Gain Chargeback.......................................................8
        6.5    Tax Allocations Under Code Section 704(c).....................................8
        6.6    Accounting With Reference to Issuance or Transfer of PARTNERSHIP
               Interest......................................................................8
        6.7    Allocation to a Trust or an Estate............................................9

SECTION 7.     TAX ELECTIONS.................................................................9
        7.1    Fiscal Year...................................................................9
        7.2    Basis Adjustment..............................................................9
        7.3    Elections.....................................................................9


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                                TABLE OF CONTENTS
                                   (continued)

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
        7.4    Tax Matters Partner...........................................................9

SECTION 8.     ADMISSION OF ADDITIONAL PARTNERS.............................................10

SECTION 9.     MANAGEMENT...................................................................10
        9.1    In General...................................................................10
        9.2    Specific Authority...........................................................10
        9.3    Time Devoted to Business.....................................................11
        9.4    Power to Employ and Contract With Affiliated Entities........................12
        9.5    PARTNERSHIP Expenses.........................................................12
               9.5.1  Reimbursable Expenses.................................................12
               9.5.2  Non-Reimbursable Expenses.............................................12
        9.6    Fiduciary Duty...............................................................12
        9.7    Competing Ventures...........................................................12
        9.8    Fees.........................................................................12
        9.9    Investment Limitations.......................................................12
        9.10   ERISA Participation..........................................................13

SECTION 10.    LIABILITY AND INDEMNIFICATION................................................15
        10.1   GENERAL PARTNER..............................................................15

SECTION 11.    VOTING RIGHTS AND MEETINGS...................................................16
        11.1   Approval Rights of LIMITED PARTNERS..........................................16
        11.2   Meetings of PARTNERS.........................................................16
               11.2.1 Call..................................................................16
               11.2.2 Location..............................................................16
               11.2.3 Waiver................................................................16
               11.2.4 Proposal..............................................................17
               11.2.5 Quorum................................................................17
               11.2.6 Written Consent.......................................................17
               11.2.7 Proxies...............................................................17
               11.2.8 Record Date...........................................................18
               11.2.9 Notice of Meeting.....................................................18

SECTION 12.    TRANSFER OF INTERESTS OF PARTNERS............................................19
        12.1   Additional PARTNERS..........................................................19
        12.2   Assignment by PARTNERS.......................................................19
               12.2.1 Unauthorized Assignments Void.........................................19
               12.2.2 GENERAL PARTNER'S Right of First Refusal..............................20
               12.2.3 Conditions to Assignment..............................................20
        12.3   Substituted LIMITED PARTNER..................................................20
        12.4   Payment of Expenses..........................................................20
        12.5   Substitution Instrument......................................................20
        12.6   No Dissolution Upon Assignment...............................................21


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                                TABLE OF CONTENTS
                                   (continued)

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
        12.7   Withdrawal of LIMITED PARTNER................................................21
        12.8   Units of GENERAL PARTNER.....................................................21

SECTION 13.    AMENDMENT AND POWER OF ATTORNEY..............................................21
        13.1   Amendment by PARTNERS........................................................21
        13.2   Amendment by GENERAL PARTNER.................................................21
        13.3   Power of Attorney............................................................21
        13.4   Additional Instruments.......................................................22

SECTION 14.    RECORDS, REPORTS AND BANK ACCOUNTS...........................................22
        14.1   Records......................................................................22
        14.2   Amendments...................................................................23
        14.3   Tax Information..............................................................23
        14.4   Financial Information........................................................23

SECTION 15.    DISSOLUTION AND TERMINATION OF THE PARTNERSHIP...............................24
        15.1   Events of Dissolution........................................................24
        15.2   Continuation by LIMITED PARTNERS.............................................24
        15.3   The PARTNERSHIP Interest of a Former GENERAL PARTNER.........................24
        15.4   Procedure on Death, Bankruptcy, Dissolution or Incompetency of a
               LIMITED PARTNER..............................................................25
        15.5   Lack of Election to Continue and Termination.................................25
        15.6   Time for Liquidation.........................................................25
        15.7   No Liability for Return of Capital...........................................25

SECTION 16.    GENERAL PROVISIONS...........................................................26
        16.1   Notices......................................................................26
        16.2   Survival of Rights...........................................................26
        16.3   Construction.................................................................26
        16.4   Section Headings.............................................................26
        16.5   Agreement in Counterparts....................................................26
        16.6   Governing Law................................................................26
        16.7   Time.........................................................................26
        16.8   Additional Documents.........................................................26
        16.9   Validity.....................................................................26
        16.10  Pronouns.....................................................................27
        16.11  Descriptions.................................................................27
        16.12  Arbitration..................................................................27
        16.13  Partition....................................................................27
        16.14  Representative Capacity; Trusts..............................................27
        16.15  Joint Ownership..............................................................27

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                                TABLE OF CONTENTS
                                   (continued)

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        16.16  Valuation of Non-Cash Assets.................................................28
               16.16.1  Real Property.......................................................28
               16.16.2  Marketable Securities...............................................28
               16.16.3  Other Assets........................................................28

SECTION 17.    DEFINITIONS..................................................................28


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

                                    AGREEMENT

                             OF LIMITED PARTNERSHIP

                                       OF

                           PICO EQUITY INVESTORS, L.P.



        THIS AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is made and entered into as of the Effective Date by and between (i) PICO Equity Investors Management, LLC, a California limited liability company, (the "GENERAL PARTNER"), and (ii) the persons listed on the signature pages hereof, as LIMITED PARTNERS, for the purpose of forming a limited partnership under the laws of the State of California and upon the terms and conditions hereafter set forth. Certain capitalized terms used in this Agreement are defined in Section 17 below.

        NOW, THEREFORE, the parties hereto agree as follows:

                                    AGREEMENT

SECTION 1. NAME AND PRINCIPAL EXECUTIVE OFFICE.

        1.1 Name. The name of the PARTNERSHIP is PICO Equity Investors, L.P.. The principal executive office of the PARTNERSHIP is 875 Prospect Street, Suite 301, La Jolla, California 92037-4264, unless changed by the GENERAL PARTNER, in its sole and absolute discretion, with written notice given to the other PARTNER(S) of such change.

        1.2 Certificate of Limited PARTNERSHIP. The GENERAL PARTNER shall file a Certificate of Limited PARTNERSHIP (the "Certificate") in the form and manner required by law. Within thirty (30) days of the occurrence of any event affecting the accuracy of the Certificate or if required by law, the GENERAL PARTNER shall cause an amendment to the Certificate to be filed in the form and manner required by law.

        1.3 Fictitious Business Name Statement. The GENERAL PARTNER is authorized to file and publish a Fictitious Business Name Statement for the PARTNERSHIP in any jurisdiction it deems appropriate.

SECTION 2. PURPOSES AND NATURE OF BUSINESS.

        2.1 Purpose. The purposes of the PARTNERSHIP and the business to be carried on by it, subject to the limitations contained elsewhere in this Agreement, are:

                        (a) To raise a minimum of Fifty Million Dollars ($50,000,000) and a maximum of One Hundred Million Dollars ($100,000,000) to underwrite a common stock rights offering to the shareholders of PICO Holdings, Inc. ("PICO") of between Seventy-Five Million Dollars ($75,000,000) and One Hundred and Fifty Million Dollars ($150,000,000) and at



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

a price of not more than the lesser of (i) Eighteen Dollars ($18.00) per share or (ii) the Closing Average (as defined below). The PARTNERSHIP will commit its cash assets to acquire all available shares of PICO common stock (the "Property") not acquired by PICO shareholders in a rights offering undertaken within six months of the establishment of the PARTNERSHIP. For the purposes of this Section 2.1, the Closing Average shall mean average closing price of PICO common stock during the ten (10) trading days preceding the day that the rights offering is priced.

                        (b) To acquire, hold, manage, invest, reinvest, monitor, sell, exchange, transfer or otherwise dispose of the Property;

                        (c) To hold, manage, invest, reinvest, monitor, sell, transfer, exchange or otherwise dispose of those other assets which may be acquired by the PARTNERSHIP; and

                        (d) To carry on any other activities necessary to, in connection with or incidental to the accomplishment of the foregoing purposes of the PARTNERSHIP.

        2.2 Limitations. The PARTNERSHIP shall not purchase the Property unless it is able to invest at least Fifty Million Dollars ($50,000,000). Without the express approval of the LIMITED PARTNERS holding 75% of the Units held by all LIMITED PARTNERS, the PARTNERSHIP shall neither (a) incur indebtedness nor (b) engage in any business other than acquiring, holding, selling, distributing to PARTNERS or otherwise disposing of the Property.

SECTION 3. TERM.

        The PARTNERSHIP shall commence on the Effective Date and shall continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier in accordance with the dissolution and termination provisions of this Agreement, or by law.

SECTION 4. CAPITAL CONTRIBUTIONS AND ACCOUNTS.

        4.1 Capital Contributions in General. The capital of the PARTNERSHIP shall consist of the initial capital contributions of the PARTNERS pursuant to
Section 4.2 and any additional capital contributions pursuant to Section 4.6. The GENERAL PARTNER and the LIMITED PARTNERS shall each receive one (1) Unit for every One Hundred Dollars ($100.00) contributed to the PARTNERSHIP.

        4.2 Initial Capital Contributions. Upon 10 days notice from the GENERAL PARTNER, the PARTNERS shall make cash capital contributions to the PARTNERSHIP, and receive Units in the PARTNERSHIP, as described on the signature page. The obligation of the LIMITED PARTNERS to make such capital contribution shall be contingent upon (i) receipt of an opinion of counsel in form and substance reasonably satisfactory to the LIMITED PARTNER as to the due formation and tax status of the PARTNERSHIP and (ii) a certificate from the GENERAL PARTNER and PICO that the materials provided in connection with the rights offering of the Property are true, correct and complete in all material respects and that such



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

capital contributions are necessary to enable the PARTNERSHIP to purchase the Property in accordance with the limitations set forth in this Agreement.

        4.3 Capital Accounts of PARTNERS. An individual capital account shall be determined and maintained for each PARTNER in accordance with Regulations
Section 1.704-1(b)(2)(iv), which provides that a PARTNER's capital account shall be increased by (i) the amount of cash contributed to the PARTNERSHIP by such PARTNER, (ii) the Fair Market Value of Property contributed by such PARTNER to the PARTNERSHIP (net of liabilities secured by such contributed Property that the PARTNERSHIP is considered to assume or take subject to under Code Section
752), and (iii) any PARTNERSHIP Net Income or Gain (or item thereof) allocated to such PARTNER (including income and gain exempt from tax). A PARTNER's capital account shall be decreased by (i) the amount of cash distributed by the PARTNERSHIP to such PARTNER, (ii) the Fair Market Value of Property distributed to such PARTNER by the PARTNERSHIP (net of liabilities secured by such distributed Property that such PARTNER is considered to assume or take subject to under Code Section 752), (iii) such PARTNER's allocable share of PARTNERSHIP expenditures described in Code Section 705(a)(2)(B), and (iv) any PARTNERSHIP Net Loss (or item thereof) allocated to such PARTNER. The PARTNERS' capital accounts shall also be adjusted to reflect upward or downward basis adjustments, as the case may be, described in Code Section 48(q) in the manner set forth in Regulations Section 1.704-1(b)(2)(iv)(j). Such Net Income, Gain, and Net Loss shall be determined in accordance with the federal income tax return filed by the PARTNERSHIP, the allocations provided for in Section 6 of this Agreement, and by reference to the definitions contained in Section 17, provided that, in any circumstances in which Property is reflected on the books of the PARTNERSHIP (as maintained in accordance with Regulations Section 1.704-1(b)(2)(iv)) at a book value that differs from the adjusted tax basis of such Property, Net Income, Gain, and Net Loss (or item thereof) shall be determined by reference to the book value of such Property. Such allocation of book items shall be made in accordance with Regulations Section 1.704-1(b)(2)(iv)(g). In the event a PARTNER transfers all or any portion of his PARTNERSHIP interest, the transferee shall succeed to the individual capital contributions, capital account and capital account balance of the transferor to the extent such individual capital contributions, capital account and capital account balance relate to the transferred interest. Neither contributions to the capital of the PARTNERSHIP nor the PARTNERS' capital account balances shall bear interest.

        4.4 Withdrawal of Capital. Without the consent of the GENERAL PARTNER, or as otherwise provided for in this Agreement, no PARTNER shall have any right to withdraw or make a demand for withdrawal or return of any capital until the sixth (6th) anniversary of the Effective Date (the "Interim Distribution Date"). At any time after the Interim Distribution Date, and once in any twelve-month period, a PARTNER may, on 30 days' written notice to the GENERAL PARTNER, request a distribution of up to twenty-five percent (25%) of its capital contribution to the GENERAL PARTNER. At the option of the GENERAL PARTNER, a partial return of capital to a PARTNER under this section may be delayed for up to 90 days if, in the view of the GENERAL PARTNER, such delay is in the best interests of the PARTNERSHIP. Such distribution may be made to the PARTNERS in cash or non-cash consideration, on a Pro rata basis, as determined in the reasonable discretion of the GENERAL PARTNER.

        4.5 Interest on Capital Accounts. No interest shall be paid on any capital contributions.

        4.6 Deficit Capital Accounts. If the GENERAL PARTNER has a deficit capital account balance following the liquidation of its interest in the PARTNERSHIP, as determined after taking into account all capital account adjustments for all periods, including the PARTNERSHIP taxable year during which such liquidation occurs (other than those made pursuant to this Section 4.6), the GENERAL PARTNER shall restore the amount of such deficit to the PARTNERSHIP by the end of such taxable year, or, if later, within ninety (90) days after the date of such liquidation. Said amount shall, upon liquidation of the PARTNERSHIP, be treated as proceeds from said liquidation for purposes of
Section 5.2. This Section 4.6 is for the benefit of the PARTNERS of the PARTNERSHIP only, and not for the benefit of any creditor of the PARTNERSHIP.

        4.7 Optional Adjustments to Capital Accounts. Upon (i) a contribution of cash or property (which shall be valued at its Fair Market Value) to the PARTNERSHIP by a new or existing PARTNER for a PARTNERSHIP interest, or (ii) a distribution by the PARTNERSHIP to a retiring or continuing PARTNER for a PARTNERSHIP interest, the PARTNERSHIP may, in the discretion of the GENERAL PARTNER, increase or decrease the capital accounts of the PARTNERS to reflect a revaluation of PARTNERSHIP Property on the books of the PARTNERSHIP, in accordance with the provisions of Regulations Section 1.704-(b)(2)(iv)(f).

        4.8 Representations and Warranties of Each LIMITED PARTNER. Each LIMITED PARTNER hereby represents and warrants to the PARTNERSHIP and each other PARTNER that:

                        (a) If that PARTNER is an organization, that it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to the Agreement to perform its obligations hereunder;

                        (b) Such PARTNER is acquiring its interest in the PARTNERSHIP for its own account for investment purposes only and not with a view to the resale or distribution of all or any part of such interest and such PARTNER has no present intention, agreement or arrangement to divide its participation with others or to sell, assign, transfer or otherwise dispose of all or any party of such interest. Such PARTNER is aware that the interests have not been registered under the Securities Act of 1933, or any state securities laws and that such interests may not be resold or otherwise disposed of unless they are registered thereunder or an exemption from registration is available. Accordingly, such PARTNER is aware that as a PARTNER it must bear the economic risk of investment in the PARTNERSHIP for an indefinite period of time. Such PARTNER is capable of bearing that risk.

                        (c) Such PARTNER has been advised and understands that its investment under this Agreement is by its nature speculative and that it is not relying upon any representations or warranties relating to the anticipated profit of the PARTNERSHIP.



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

                        (d) The decision to invest in the PARTNERSHIP was made by such LIMITED PARTNER as a person (i) who is authorized to make such investment decision and (ii) who has relied on its own tax, legal and financial advisers with regard to all matters relating to the investment in the PARTNERSHIP and not on any advice or recommendation of the GENERAL PARTNER, PICO Holdings, Inc. or its respective affiliates. Such LIMITED PARTNER's prior investment experience and general knowledge about the management, proposed operations and prospects of the PARTNERSHIP enable such LIMITED PARTNER together with its advisers to make an informed decision with respect to an investment in the PARTNERSHIP; moreover, such LIMITED PARTNER has had substantial experience in making investment decisions and is able to bear the economic risk of this investment.

SECTION 5. DISTRIBUTIONS.

        5.1 Distribution of Cash Available for Distribution and Net Proceeds of Sale, Refinancing or Other Disposition. Cash Available for Distribution, Net Proceeds of Refinancing and Net Proceeds of Sale or Other Disposition, as defined in Section 17, when distributed from time to time, shall be distributed to the PARTNERS, as follows:

                5.1.1 First to the PARTNERS in proportion to their capital contributions, up to the full amount thereof, less any amounts previously distributed to the PARTNERS under Section 4.4 and this Section 5.1.1.

                5.1.2 Thereafter to the PARTNERS, Pro rata.

        5.2 Distribution Upon Termination of the PARTNERSHIP. Upon the final termination of the PARTNERSHIP, the GENERAL PARTNER shall take account of all of the PARTNERSHIP's assets and liabilities. After distribution of all Net Proceeds of Sale, Refinancing or Other Disposition pursuant to Section 5.1, the assets may be liquidated as promptly as is consistent with obtaining a reasonable value therefor, and the proceeds therefrom together with assets distributed in kind, to the extent thereof, shall be applied and distributed in the following order:

                5.2.1 To the payment of debts and liabilities of the PARTNERSHIP which are then due (other than any loans or advances that may have been made by any of the PARTNERS to the PARTNERSHIP) and the expenses of liquidation.

                5.2.2 To the setting up of any reserves which the GENERAL PARTNER may deem reasonably necessary for any contingent or unforeseen liabilities or obligations or debts or liabilities not yet payable of the PARTNERSHIP which have arisen out of or in connection with the PARTNERSHIP. Such reserves may be held for disbursement by the GENERAL PARTNER or delivered to an independent escrow holder, designated by the GENERAL PARTNER, to be held by such escrow holder for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, debts or liabilities, and, at the expiration of such period as the GENERAL PARTNER shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.



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                5.2.3 To the repayment of any unpaid loans or advances which are then due and which have been made by any of the PARTNERS to the PARTNERSHIP, including any accrued but unpaid interest thereon, in proportion to the loan amount, up to the full amounts thereof, and then any other loans or advances, including any accrued but unpaid interest thereon, in proportion to the loan amount, up to the full amounts thereof.

                5.2.4 To the PARTNERS, in proportion to their positive capital account balances as of the date of such distribution, after giving effect to all capital account adjustments for all periods, including the PARTNERSHIP taxable year during which such distribution occurs (other than those made pursuant to this Section 5.2.4 or Section 4.6), in an amount equal to the sum of the PARTNERS' capital accounts. The distribution described in this Section 5.2.4 shall occur by the end of the taxable year of PARTNERSHIP dissolution, or, if later, within ninety (90) days after the date of such dissolution. If the GENERAL PARTNER has a deficit capital account balance following the liquidation of its interest hereunder, such GENERAL PARTNER shall restore the amount of such deficit as provided in Section 4.6.

        5.3 Valuation and Distribution of Non-Cash Distributions. To the extent that non-cash assets shall be distributed in kind pursuant to this Section 5.3, the Fair Market Value of such assets shall first be determined, pursuant to
Section 16.16, and the distribution of such assets shall be made in accordance with such valuation after first allocating to the capital accounts of the PARTNERS the amount of Gain or Net Loss which would have been allocated to said capital accounts if the non-cash asset had been sold at such Fair Market Value rather than distributed in kind. Any non-cash assets (including, but not limited to, promissory notes) received by the PARTNERSHIP in connection with a sale or other disposition may be distributed in kind to the PARTNERS or to a collection account with the proceeds to be distributed in accordance with the terms of this
Section 5.3 as received. Any such distribution of non-cash assets shall be at the reasonable discretion of the GENERAL PARTNER and shall be made on a Pro rata basis. Any non-cash assets distributed shall be subject to any then existing agreements or restrictions relating thereto.

        5.4 Discretion in Making Distributions. The PARTNERSHIP shall distribute, subject to the reasonable discretion of the GENERAL PARTNER, Cash Available for Distribution and, pursuant to this Section 5.4, assets in kind from time to time on a Pro rata basis, without regard to whether or not funds represent income for the purpose of determining tax liability, or net profit for the purpose of PARTNERSHIP accounting. Such distributions shall be made in the reasonable discretion of the GENERAL PARTNER in accordance with good and sound business practices.

        5.5 Limitation on Other Distributions. No PARTNER shall be entitled to receive distributions other than as specifically provided by this Agreement.

        5.6 Tax Distribution. Notwithstanding any other provision of this Agreement, distributions of Cash Available for Distribution, Net Proceeds of Refinancing and Net Proceeds of Sale or Other Disposition for any year shall be made to each PARTNER on or before April 15 of the following year of amounts which are not less than the result obtained by multiplying the Tax Rate (as hereinafter defined) by the estimated taxable Net Income and Gain of the PARTNERSHIP allocable to such PARTNER under Section 6.2 for such year. The "Tax Rate"



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shall be forty percent (40%). Any amounts distributed under this Section 5.6 shall be taken into account in computing subsequent distributions under Section 5.1, so that the total amount distributed under Section 5.1 and this Section 5.6 shall be the amount which would have been distributed under Section 5.1 if the special distribution under this Section 5.6 had not occurred.

SECTION 6. ALLOCATIONS OF NET INCOME, NET LOSS AND GAIN.

        6.1 Allocation of Net Loss. Except as provided in Section 6.5, Net Loss, and each item thereof, of the PARTNERSHIP for any accounting period shall be allocated among the PARTNERS as follows:

                6.1.1 First, Net Loss shall be allocated to the PARTNERS in proportion to the cumulative Net Income and Gain allocated to the PARTNERS pursuant to Section 6.2.3, up to the full amount thereof, less any amount of Net Loss previously so allocated pursuant to this Section 6.1.1.

                6.1.2 Second, Net Loss shall be allocated to the PARTNERS, Pro rata, until the sum (the "Sum") of each LIMITED PARTNER's (i) capital account balance, plus (ii) the amount each such LIMITED PARTNER is deemed obligated to restore to its capital account pursuant to Regulations Section 1.704-2(g) has been reduced to zero (0), taking into account the adjustments for anticipated distributions, allocations or other adjustments described in Regulations Section 1.704-(b)(2)(ii)(d)(4), (5) and (6) which are reasonably expected to be made as of the end of such PARTNERSHIP taxable year. Provided, however, Net Loss shall not be allocated hereunder to any LIMITED PARTNER whose Sum under the preceding sentence has been reduced to zero, even though the Sum for other LIMITED PARTNERS has not been reduced to zero. The Net Loss otherwise allocable to such LIMITED PARTNER shall be allocated to the other PARTNERS Pro rata, and so on, until the Sum of all LIMITED PARTNERS is zero.

                6.1.3 Thereafter, any remaining Net Loss shall be allocated to the GENERAL PARTNER.

        6.2 Allocation of Net Income and Gain. Except as provided in Sections 6.3, 6.4 and 6.5, Net Income and Gain shall be allocated among the PARTNERS as follows:

                6.2.1 First, to the GENERAL PARTNER up to an amount equal to the cumulative Net Loss allocated pursuant to Section 6.1.3 above, less any amount of Net Income or Gain previously so allocated pursuant to this Section 6.2.1.

                6.2.2 Second, to the PARTNERS in proportion to the Net Loss allocated pursuant to the Section 6.1.2 above, up to an amount equal to the cumulative Net Loss so allocated, less any amount of Net Income or Gain previously so allocated pursuant to this Section 6.2.2.

                6.2.3 Thereafter, Net Income and Gain shall be allocated to the PARTNERS Pro rata.

        6.3 Qualified Income Offset. Any PARTNER who unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), so as to cause or increase a deficit balance in such PARTNER's capital account (in excess of any limited dollar amount of such deficit balance that such PARTNER is obligated or deemed obligated to restore within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c) and 1.704-2(g), shall be allocated items of gross income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. Any such allocation of items of income or gain pursuant to this Section 6.3 shall be taken into account in computing subsequent allocations of Net Income or Gain pursuant to this Section 6, so that the net amount of any item so allocated and the Net Income, Gain, Loss and Net Loss and all other items allocated to each PARTNER pursuant to this Section 6 shall, to the extent possible, be equal to the net amount that would have been allocated pursuant to the provisions of this Section 6 if such unexpected adjustment, allocations or distribution had not occurred.

        6.4 Minimum Gain Chargeback. Notwithstanding any other provision in this Agreement, if there is a net decrease in PARTNERSHIP minimum gain (as defined in Regulations Section 1.704-2(b)(2)), during any taxable year, items of PARTNERSHIP income and gain shall be allocated in accordance with the provisions of Regulations Section 1.704-2(f). This Section 6.4 is intended to comply with Regulations Section 1.704-2(e)(3). Any special allocation of items of income or gain pursuant to this Section 6.4 shall be taken into account in computing subsequent allocations of Net Income or Gain pursuant to this Section 6, so that the net amount of any item so allocated and the Net Income, Gain and Net Loss and other items allocated to each PARTNER pursuant to this Section 6, shall, to the extent possible, be equal to the net amount that would have been allocated pursuant to the provisions of this Section 6 if such decrease in minimum gain had not occurred.

        6.5 Tax Allocations Under Code Section 704(c). Notwithstanding the allocations set forth herein, in any circumstance in which Property is reflected on the books of the PARTNERSHIP (as maintained in accordance with Regulations
Section 1.704-1(b)(2)(i-v)) at a book value that differs from the adjusted tax basis of such Property, Net Income, Gain and Net Loss allocations (or items thereof) with respect to such Property shall take account of any variation between the adjusted tax basis of such Property and its book value, in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made by the GENERAL PARTNER in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.5 are solely for the purposes of federal and state taxes and shall not affect, or in any way be taken into account in computing, any PARTNER's capital account balance.

        6.6 Accounting With Reference to Issuance or Transfer of PARTNERSHIP Interest. Upon the admission of any additional PARTNER of the PARTNERSHIP or upon the transfer of any PARTNERSHIP interest (as permitted herein) to an Assignee or to any person being admitted as a Substituted LIMITED PARTNER, the Net Income, Gain, and Net Loss, and each item thereof, for the year in which any such admission or transfer occurs, attributable to the new interest or the interest transferred, shall be allocated to the newly admitted PARTNER or between the transferor and transferee (Assignee or Substituted LIMITED PARTNER) as the case may be, as follows: all Net Income, Gain, and Net Loss, and each item thereof, which are to be allocated for the fiscal year in which the admission or transfer occurs shall be prorated as of the date upon which the admission or transfer is recognized by the GENERAL PARTNER as having occurred, so that for the purpose of making such proration, the items for such year shall be deemed to have been earned or incurred in equal daily increments, without regard to the date such items are actually earned or incurred during the periods before and after the date upon which the admission or transfer occurs.

        6.7 Allocation to a Trust or an Estate. Notwithstanding any contrary provision herein, depreciation and depletion deductions attributable to a PARTNER which is a trust or an estate shall be specifically allocated to such PARTNER as if such depreciation and depletion deduction(s) were realized by such PARTNER directly from the depreciable or depletable PARTNERSHIP Property.

SECTION 7. TAX ELECTIONS.

        7.1 Fiscal Year. The fiscal year of the PARTNERSHIP shall be the calendar year.

        7.2 Basis Adjustment. In the case of a distribution of PARTNERSHIP Property or a transfer of a PARTNERSHIP interest, the GENERAL PARTNER may cause the PARTNERSHIP to file an election under Section 754 of the Code to adjust the basis of the PARTNERSHIP Property. As a result of this election, the GENERAL PARTNER shall have the right to require, as a condition to the granting of consent to any transfer, the reimbursement of expenditures made by the PARTNERSHIP for any legal and accounting fees incurred to make any such basis adjustment. The GENERAL PARTNER shall have the right, in its sole and absolute discretion, to decline to make such an election; and further, the making or failure to make any election under Section 754 of the Code in connection with any particular transfer of an interest in the PARTNERSHIP shall not affect the right of the GENERAL PARTNER to make, or refuse to make, such an election with respect to any subsequent transfer of an interest in the PARTNERSHIP.

        7.3 Elections. The PARTNERSHIP shall have the right, in the sole and absolute discretion of the GENERAL PARTNER, to make or refuse to make any other elections or determinations required or permitted for federal or state income tax or other tax purposes. The GENERAL PARTNER may rely upon the advice of the PARTNERSHIP's accountants or tax attorneys with respect to the making of any such election.

        7.4 Tax Matters Partner. The GENERAL PARTNER is hereby designated the "Tax Matters Partner" for purposes of Sections 6221-6233 of the Code. Under such provisions of the Code, in the event of an audit of the PARTNERSHIP, the Tax Matters Partner ("TMP") has, without limitation, the following powers:

                7.4.1 To deal with Internal Revenue Service ("IRS") agents;

                7.4.2 To consent to an extension of the statute of limitations as to PARTNERSHIP items for all PARTNERS;

                7.4.3 To the extent permitted by Code Sections 6221-6233, to settle with the IRS on its own behalf and on behalf of each PARTNER; and

                7.4.4 To litigate, on behalf of the PARTNERSHIP against a proposed deficiency assessment of the IRS, in either the United States Tax Court, United States District Court or the United States Claims Court. The TMP shall have the right in its absolute discretion to make or refuse to make any election, or to take or refuse to take any action, permitted to be made or taken pursuant to the provisions of Sections 6221-6233 of the Code. The TMP may rely upon the advice of the PARTNERSHIP's accountants or tax attorneys with respect to any election, action or determination relating to a PARTNERSHIP audit and any proceedings arising therefrom. The TMP shall be reimbursed for any expenditures reasonably made or expenses reasonably incurred by it on behalf of the PARTNERSHIP in connection with such audit or proceeding.

SECTION 8. ADMISSION OF ADDITIONAL PARTNERS.

        No additional PARTNERS shall be admitted to the PARTNERSHIP without the prior written consent of the GENERAL PARTNER.

SECTION 9. MANAGEMENT.

        9.1 In General. All decisions with respect to the business and affairs of the PARTNERSHIP and the management of the Property shall be made by the GENERAL PARTNER. The GENERAL PARTNER shall manage the business and affairs of the PARTNERSHIP and the Property in good faith and in the reasonable exercise of business judgment. The LIMITED PARTNERS shall not participate in the management of the PARTNERSHIP.

        9.2 Specific Authority. In addition to the powers given by law, the GENERAL PARTNER is hereby authorized without further consent or approval of the LIMITED PARTNERS (but subject to the limitations of Section 2.2):

                9.2.1 To negotiate, enter into and execute contracts of every nature with respect to the Property or on behalf of the PARTNERSHIP;

                9.2.2 To employ at the expense of the PARTNERSHIP such agents, employees, managers, accountants, attorneys, consultants, and other persons necessary or appropriate to carry out the business and affairs of the PARTNERSHIP, whether or not any such persons so employed are Affiliates of the GENERAL PARTNER, and to pay such compensation to such persons as is reasonable and competitive with the compensation paid to unaffiliated persons in the area for similar services;

                9.2.3 To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or settle, upon such terms as it may deem sufficient, any obligation, suit, liability, cause of action, or claim, including tax audits, either in favor of or against the PARTNERSHIP;

                9.2.4 To pay any and all reasonable fees and make any and all reasonable expenditures that it deems necessary or appropriate in connection with the organization of the PARTNERSHIP, the management of the affairs of the PARTNERSHIP, and the carrying out of its obligations and responsibilities under this Agreement;

                9.2.5 Pursuant to and subject to the terms of Section 12, to admit an assignee of a PARTNERSHIP interest as a Substituted LIMITED PARTNER, or to admit additional LIMITED PARTNERS;

                9.2.6 To establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions, or money market funds, in such amounts as the GENERAL PARTNER may deem necessary;

                9.2.7 To invest and reinvest the PARTNERSHIP assets in whatever real or personal, tangible or intangible property the GENERAL PARTNER determines advisable, subject to the limitations of Section 2, including, but not by way of limitation, corporate obligations of every kind, stocks, preferred or common, investment trusts, common trust funds, limited partnerships, general partnerships, joint ventures and limited liability companies without any requirement as to diversification and without being restricted by any statutory limitations on investments by a GENERAL PARTNER;

                9.2.8 To sell, assign, convey, exchange (in a transaction described in Code Section 1031), or otherwise transfer all or any portion of the PARTNERSHIP assets, including but not limited to, the prepayment, recasting, increase, modification, extension, refinancing of any PARTNERSHIP obligation, upon such terms as the GENERAL PARTNER may deem advisable and proper, and to reinvest the proceeds of any such activities;

                9.2.9 To purchase and maintain, at PARTNERSHIP expense, liability and other insurance to protect the PARTNERSHIP's assets from third party claims; provided that, in its judgment, such insurance is appropriate, available and reasonably priced;

                9.2.10 To cause to be paid any and all taxes, charges, and assessments that may be levied, assessed, or imposed upon any of the assets of the PARTNERSHIP, unless the same are contested by the GENERAL PARTNER;

                9.2.11 To determine the amount and timing of distributions to the PARTNERS in accordance with Section 5 hereof and to elect to forego distributions and to invest or reinvest PARTNERSHIP assets in the furtherance of the purposes of the PARTNERSHIP;

                9.2.12 To execute, acknowledge and deliver any and all instruments and take such other steps as are necessary to effectuate the foregoing and as are consistent therewith;

                9.2.13 To make, execute, assign, acknowledge, file, and deliver any and all documents or instruments and amendments thereto, and to take any and all other actions, that the GENERAL PARTNER may deem appropriate to carry out the purposes and business of the PARTNERSHIP as set forth herein, on such terms and conditions as it deems proper.

        9.3 Time Devoted to Business. The GENERAL PARTNER shall devote such time to the business affairs of the PARTNERSHIP as the GENERAL PARTNER shall deem to be reasonably required for its welfare and success.

        9.4 Power to Employ and Contract With Affiliated Entities. The GENERAL PARTNER shall have the right to employ or contract with a PARTNER or entities in which any PARTNER has an interest without the prior written consent of the LIMITED PARTNERS as long as the compensation paid pursuant to such contracts is reasonable and competitive with the compensation paid to unaffiliated persons in the area for similar services.

        9.5 PARTNERSHIP Expenses.

                9.5.1 Reimbursable Expenses. The GENERAL PARTNER shall be reimbursed for all following PARTNERSHIP expenses including, but not limited to:

                        (a) The actual cost to the GENERAL PARTNER and its Affiliates of goods and materials used for or by the PARTNERSHIP and obtained from unaffiliated parties; and

                        (b) Expenses incurred in connection with rendering administrative services necessary to the prudent operation of the PARTNERSHIP, provided that such reimbursement is at the lower of (i) the actual cost to the GENERAL PARTNER providing such services, or (ii) the amount the PARTNERSHIP would be required to pay to independent parties for comparable administrative services in the same geographical location.

                9.5.2 Non-Reimbursable Expenses. The GENERAL PARTNER shall not be reimbursed by the PARTNERSHIP for expenses that are unrelated to the business of the PARTNERSHIP.

        9.6 Fiduciary Duty. The GENERAL PARTNER shall exercise its fiduciary responsibility for the safekeeping and use of all funds and assets of the PARTNERSHIP, whether or not in its immediate possession or control, and not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the PARTNERSHIP. The fiduciary duty of the GENERAL PARTNER shall be limited to the fiduciary duty owed by a partner to a partnership and its partners under California law.

        9.7 Competing Ventures. Any of the PARTNERS may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to, the ownership of assets of the same type and nature as the assets of the PARTNERSHIP, and neither the PARTNERSHIP nor any of the PARTNERS shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

        9.8 Fees. Unless otherwise approved by LIMITED PARTNERS holding 75% of the Units held by all LIMITED PARTNERS, the GENERAL PARTNER shall not receive a fee for its services hereunder.

        9.9 Investment Limitations.

                9.9.1 The GENERAL PARTNER shall use its best efforts to structure the PARTNERSHIP's investments and otherwise conduct the PARTNERSHIP's operations so as to avoid the incurrence of any income which is, in the hands of any tax-exempt LIMITED PARTNER, "unrelated business taxable income" under the Code ("UBTI"). The GENERAL PARTNER hereby acknowledges that, at the date of this Agreement, the following activities (without limitation) may cause UBTI with respect to the tax-exempt LIMITED PARTNERS and hence are subject to the preceding sentence for as long as they would continue to so cause UBTI:

                    (i) investment by the PARTNERSHIP in any partnership (or other entity) that at the time of such investment would be deemed a pass-through entity for U.S. federal income tax purposes) that engages or would be deemed to engage in a trade or business for purposes of Section 513 of the Code or any successor provision thereto; or

                    (ii) the PARTNERSHIP incurs, directly or indirectly, "acquisition indebtedness" with respect to any tax-exempt LIMITED PARTNER within the meaning of Section 514 of the Code or any successor provision thereto; or

                    (iii) any action that would cause the PARTNERSHIP to make or hold an investment directly or indirectly in a "controlled foreign corporation" (within the meaning of Section 957 or Section 953(c) of the Code or any successor provision thereto) if such investment would cause any LIMITED PARTNER's share of PARTNERSHIP income or distributions to constitute UBTI pursuant to Section 512(b)(17) of the Code.

        9.10 ERISA Participation.

                9.10.1 In the event of an amendment to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any regulation or authority thereunder after the date of this Agreement, or of a regulation, ruling, advisory opinion, information letter, judicial or administrative decision or other authority issued after the date of this Agreement, or of the occurrence of any other event or circumstance after the date of this Agreement, the result of any of the foregoing which makes it reasonably likely that the assets of the PARTNERSHIP would be characterized as or deemed to be "plan assets" under ERISA, then the GENERAL PARTNER shall use its reasonable best efforts, in consultation with any affected "ERISA Limited Partners" as defined below, to (i) identify a course of action that would result in the PARTNERSHIP's assets not being so deemed to be "plan assets" and that would not penalize such ERISA Limited Partners or unfairly deprive them of their rights hereunder, and/or (ii) if the assets of the PARTNERSHIP were to so become "plan assets" under ERISA, take such action as necessary to avoid a material violation under ERISA, such as having a "qualified professional asset manager" (as defined under Prohibited Transaction Exemption 84-14) administer the PARTNERSHIP.

                9.10.2 In the event that any ERISA Limited Partner in good faith reasonably determines that as a result of any event or circumstance referred to above, it is more likely than not that the assets of the PARTNERSHIP would be so characterized as or would be so deemed to be "plan assets" under ERISA, such ERISA Limited Partner shall deliver to the GENERAL PARTNER written notice of such determination and, if requested by the GENERAL PARTNER within ten (10) Business Days after its receipt of such written notice, an opinion of counsel, which opinion and counsel shall be reasonably acceptable to the GENERAL PARTNER, to the effect that as a result of such event or circumstances, it is more likely than not that the assets of the PARTNERSHIP would be so characterized as "plan assets" under ERISA. The GENERAL PARTNER shall then have sixty (60) days following the receipt of such written notice to take curative or corrective measures to prevent the assets of the PARTNERSHIP from so becoming "plan assets" under ERISA to the reasonable satisfaction of such ERISA Limited Partner and may elect on or prior to the expiration of such sixty (60) day period (and in any event prior to the assets of the PARTNERSHIP so becoming "plan assets" under ERISA), in its sole and absolute discretion, to dissolve the PARTNERSHIP and liquidate the assets thereof as soon as practicable (but in no event more than the maximum period of ten (10) years permitted pursuant to Section 2510.3-101(d) of the regulations promulgated under ERISA), provided that if the GENERAL PARTNER does not elect to dissolve the PARTNERSHIP on or prior to the expiration of such sixty (60) day period, and does not adopt curative or corrective measures to prevent the assets of the PARTNERSHIP from becoming "plan assets" under ERISA, such ERISA Limited Partner may elect to withdraw from the PARTNERSHIP by submitting written notice of such election to the GENERAL PARTNER, at the time and in the manner hereinafter provided.

                9.10.3 The withdrawal of any ERISA Limited Partner pursuant to this Section 9.10 shall be effected by written election delivered to the GENERAL PARTNER by such ERISA Limited Partner or by written demand delivered to such ERISA Limited Partner by the GENERAL PARTNER, as the case may be. The GENERAL PARTNER shall promptly provide to all other ERISA Limited Partners a copy of the written notice of good faith determination, together with a copy of a written notice of the election or written demand, as the case may be, and a copy of the opinion of counsel, if any, furnished to the GENERAL PARTNER or the ERISA Limited Partner, as the case may be, in accordance with this Section 9.10.

                9.10.4 The withdrawal of any ERISA Limited Partner pursuant to this Section 9.10 shall be effected as of the last day of the fiscal quarter of the PARTNERSHIP during which such sixty (60) day period expired, or on such other date as the GENERAL PARTNER and such ERISA Limited Partner may agree (the "ERISA Withdrawal Date").

                9.10.5 Effective upon the ERISA Withdrawal Date, each such withdrawing ERISA Limited Partner shall cease to be a LIMITED PARTNER of the PARTNERSHIP for all purposes and, except for its right to receive payment for its interest as hereinafter provided, shall no longer be entitled to the rights of a LIMITED PARTNER under this Agreement, including without limitation, the right to have any allocations made to its Capital Account pursuant to Section 6, the right to receive distributions during the term of the PARTNERSHIP pursuant to Section 5.1 and upon dissolution of the PARTNERSHIP pursuant to Section 5.2, and the right to vote on matters relating to the PARTNERSHIP as provided in this Agreement. As promptly as practicable following the ERISA Withdrawal Date, the GENERAL PARTNER shall, where necessary, file and record any required amendment to the Certificate to reflect such withdrawal.

                9.10.6 As promptly as practicable following the ERISA Withdrawal Date, there shall be distributed to each such withdrawing ERISA Limited Partner, in full satisfaction of its interest in the PARTNERSHIP, the amount equal to the amount which such ERISA Limited Partner would have been entitled to receive pursuant to Section 5.2 if
(x) the PARTNERSHIP had been dissolved on and as of the ERISA Withdrawal Date,
(y) all of the assets of the PARTNERSHIP had been sold on and as of such date at their then fair market value, and (z) all gains and losses (including costs of sale) that would have arisen from such sale had been allocated. Such distribution to the withdrawing ERISA Limited Partner shall be payable in cash, cash equivalents, securities or other assets, with each such separate group of cash, cash equivalents, securities or other assets being distributed to the withdrawing ERISA Limited Partner on a basis that is Pro rata to such ERISA Limited Partner's Interest to the extent practicable, unless otherwise required by law or contract; provided that if the withdrawing ERISA Limited Partner notifies the GENERAL PARTNER that such ERISA Limited Partner is prohibited by applicable law or regulation from holding directly the property to be distributed in-kind, the GENERAL PARTNER will consult and work together with such ERISA Limited Partner to pursue possible arrangements or restructurings of such distribution in-kind so as to avoid any violation by such ERISA Limited Partner of such applicable law or regulation.

                9.10.7 Upon the withdrawal of any ERISA Limited Partner from the PARTNERSHIP pursuant to this Section 9.10, the PARTNERS (including the Withdrawing ERISA Partner(s)) shall enter into an amendment to this Agreement reflecting such withdrawal and amending such provisions of this Agreement, including, without limitation, the provisions regarding allocations and distributions during the term of the PARTNERSHIP and upon its dissolution, as may be appropriate so that the intent, spirit, operation and effect of such allocation, distribution and other provisions shall, to the maximum extent possible, be preserved after taking into account the withdrawal of such ERISA Limited Partner(s).

                9.10.8 For purposes of this Section 9.10, any LIMITED PARTNER that is an "employee benefit plan" under ERISA, or any LIMITED PARTNER that represents in this Agreement or in its subscription agreement to the PARTNERSHIP that it is a "church plan" as defined in section 414(e) of the Code and ERISA
Section 3(33) which has not elected to be covered by ERISA shall be treated as an "ERISA Limited Partner" hereunder.

                9.10.9 The Pension Fund of The Christian Church (Disciples of Christ) hereby represents to the PARTNERSHIP that it is a "church plan" as defined in Section 414(e) of the Code and ERISA Section 3(33) which has not elected to be covered by ERISA, and further covenants that it will not make an election to be covered by ERISA if such election would result in the assets of the PARTNERSHIP being considered as "plan assets" under ERISA, or if, as a result of such election, the assets of the PARTNERSHIP were to so become "plan assets" under ERISA, the Pension Fund of The Christian Church (Disciples of Christ) shall only make such election with the written consent of the GENERAL PARTNER and shall, at its sole expense, and with the written consent of the GENERAL PARTNER, take such action as necessary to avoid a material violation under ERISA, such as having a "qualified professional asset manager" (as defined under Prohibited Transaction Exemption 84-14) administer the PARTNERSHIP.

SECTION 10. LIABILITY AND INDEMNIFICATION.

        10.1 GENERAL PARTNER. The GENERAL PARTNER shall not be liable, responsible or accountable, in damages or otherwise, to any LIMITED PARTNER or to the

PARTNERSHIP for any act or omission performed or omitted by the GENERAL PARTNER in good faith on behalf of the PARTNERSHIP, and in a manner reasonably believed by such GENERAL PARTNER to be within the scope of the authority conferred upon such GENERAL PARTNER by this Agreement and in the best interests of the PARTNERSHIP. The PARTNERSHIP shall indemnify and hold harmless each of the GENERAL PARTNER and its principals, employees and agents, from and against any claim, loss, liability or damage (including attorneys' fees incurred by any of them in connection with the defense of any action based on any such alleged act or omission, which attorneys' fees may be paid, as incurred, from PARTNERSHIP funds) incurred by reason of an act performed, or omitted to be performed, by any of them in good faith on behalf of the PARTNERSHIP and in a manner reasonably believed by such GENERAL PARTNER to be within the scope of the authority conferred upon such GENERAL PARTNER by this Agreement and in the best interests of the PARTNERSHIP, provided that such indemnification is not prohibited by law or the act or omission does not amount to gross negligence or willful misconduct. All judgments against the PARTNERSHIP or any GENERAL PARTNER, whereby such GENERAL PARTNER is entitled to indemnification as herein provided, shall first be satisfied from PARTNERSHIP assets. Any GENERAL PARTNER shall specifically be indemnified and held harmless from any and all actions taken in good faith and in reasonable reliance on advice of the PARTNERSHIP's attorney(s) or accountant(s), and any costs relating to litigation incident to obligations secured by the assets of the PARTNERSHIP or to any tax authorities shall be borne by the PARTNERSHIP.

SECTION 11. VOTING RIGHTS AND MEETINGS.

        11.1 Approval Rights of LIMITED PARTNERS. LIMITED PARTNERS shall have the right, by vote of a Majority, to approve or disapprove (but may not initiate), only the following matters affecting the basic structure of the PARTNERSHIP, and no other rights except as specifically set forth elsewhere in this Agreement or required by law:

               (a)    Withdrawal of a GENERAL PARTNER;

               (b)    Admission of a new GENERAL PARTNER;

               (c)    Amendment of this Agreement (as provided for in Section
                      13); and

               (d)    The matters described in Sections 2.2, 9.8 and 15.1.

        11.2 Meetings of PARTNERS.

                11.2.1 Call. A meeting of the PARTNERS may be called by the GENERAL PARTNER or by the other PARTNERS representing more than ten percent (10%) of the Units held by the other PARTNERS for any matters on which the other PARTNERS may vote.

                11.2.2 Location. Meetings shall be held at the principal executive office or such other place as may be designated by the GENERAL PARTNER.

                11.2.3 Waiver. The transactions of any meeting of PARTNERS, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the PARTNERSHIP records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of the meeting, except when the person objects, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by this Agreement to be included in the notice but not so included, if the objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any meeting of PARTNERS need be specified in any written waiver of notice, unless otherwise provided in this Agreement, except as provided in Section 11.2.4 hereof.

                11.2.4 Proposal. Any PARTNER approval at a meeting, other than unanimous approval by those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

                11.2.5 Quorum. A Majority of the PARTNERS represented in person or by proxy shall constitute a quorum at a meeting of PARTNERS. The PARTNERS present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough PARTNERS to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage, if any, of PARTNERS specified in this Agreement. In the absence of a quorum, any meeting of PARTNERS may be adjourned from time to time by the vote of a Majority of the PARTNERS represented either in person or by proxy, but no other business may be transacted, except as provided in the preceding sentence. PARTNERS may participate in a meeting through the use of conference telephone or similar communications equipment so long as all PARTNERS participating in such meeting can hear one another; participation in a meeting through use of such equipment constitutes presence in person at such meeting for purposes of this Agreement.

                11.2.6 Written Consent. Any action which may be taken at any meeting of the PARTNERS may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by PARTNERS having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted. In the event the PARTNERS are requested to consent on a matter without a meeting, each PARTNER shall be given notice of the matter to be voted upon in the same manner as described in Section 11.2.9. In the event the GENERAL PARTNER, or other PARTNERS representing more than ten percent (10%) of the Units held by other PARTNERS, request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in accordance with
Section 11.2.9 and no action shall be taken until the meeting is held. Unless delayed in accordance with the provisions of the preceding sentence, any action taken without a meeting will be effective fifteen (15) days after the required minimum number of voters have signed the consent; however, the action will be effective immediately if the GENERAL PARTNER and other PARTNERS representing at least ninety percent (90%) of the Units held by the other PARTNERS have signed the consent unless unanimous consent is required in which case it shall only become effective if all PARTNERS have signed the consent.

               11.2.7 Proxies. The use of proxies in connection with this Section will be governed in the same manner as in the case of corporations formed under the General Corporation Law of the California Corporations Code.

               11.2.8 Record Date. In order that the PARTNERSHIP may determine the PARTNERS entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any other lawful action, the GENERAL PARTNER, or other PARTNERS representing more than ten percent (10%) of the Units held by the other PARTNERS who have called a meeting, may fix, in advance, a record date, which is not more than sixty (60) nor less than ten (10) days prior to the date of the meeting nor more than sixty (60) days prior to any other such action. If no record date is fixed:

                        (a) The record date for determining PARTNERS entitled to notice of or to vote at a meeting of PARTNERS shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

                        (b) The record date for determining PARTNERS entitled to give consent to PARTNERSHIP action in writing without a meeting shall be the day on which the first written consent is given.

                        (c) The record date for determining PARTNERS for any other purposes shall be at the close of business on the day on which the GENERAL PARTNER adopts it, or the sixtieth (60th) day prior to the date of the other action, whichever is later.

                        (d) The determination of PARTNERS of record entitled to notice of or to vote at a meeting of PARTNERS shall apply to any adjournment of the meeting unless the GENERAL PARTNER, or the PARTNERS who called the meeting, fix a new record date for the adjourned meeting, but the GENERAL PARTNER, or the PARTNERS who called the meeting, shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

                11.2.9 Notice of Meeting.

                        (a) Whenever PARTNERS are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each PARTNER entitled to vote at the meeting. The notice shall state the place, date, and hour of the meeting and the general nature of the business to be transacted, and no other business may be transacted without the consent of all PARTNERS.

                        (b) Notice of a PARTNERS' meeting or any report shall be given either personally or by mail or other means of written communication, addressed to the PARTNER at the address of the PARTNER on the signature page(s) of this Agreement, or if more recent, appearing on the books of the PARTNERSHIP or given by the PARTNER to the PARTNERSHIP for the purpose of notice, or, if no address appears or is given, at the place where the principal executive office of the PARTNERSHIP is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit of mailing of any notice or report in accordance with the provisions of this article, executed by the GENERAL PARTNER, shall be prima facie evidence of the giving of the notice or report. If any notice or report addressed to the PARTNER at the address of the PARTNER appearing on the books of the PARTNERSHIP is returned to the PARTNERSHIP by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the PARTNER at the address, all future notices or reports shall be deemed to have been duly given without further mailing if they are available for the PARTNER at the principal executive office of the PARTNERSHIP for a period of one year from the date of the giving of the notice or report to all other PARTNERS.

                        (c) Upon written request to the GENERAL PARTNER by any person entitled to call a meeting of PARTNERS, the GENERAL PARTNER immediately shall cause notice to be given to the PARTNERS entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than ten (10), nor more than sixty (60), days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person entitled to call the meeting may give the notice or, upon the application of such person, the superior court of the county in which the principal executive office of the PARTNERSHIP is located, or if the principal executive office is not in California, the county in which the PARTNERSHIP's address in California is located, shall summarily order the giving of the notice, after notice to the PARTNERSHIP giving it an opportunity to be heard. The procedure provided in subdivision (c) of Section 305 of the Corporations Code shall apply to the application. The court may issue any order as may be appropriate, including, without limitation, an order designating the time and place of the meeting, the record date for determination of PARTNERS entitled to vote, and the form of notice.

                        (d) When a PARTNERS' meeting is adjourned to another time or place, except as provided in this Section 11.2, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the PARTNERSHIP may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each PARTNER of record entitled to vote at the meeting.

SECTION 12. TRANSFER OF INTERESTS OF PARTNERS.

        12.1 Additional PARTNERS. Except as provided in this Section and Section 15, no additional or substituted PARTNERS, GENERAL or LIMITED, shall be admitted to the PARTNERSHIP without the prior written consent of the GENERAL PARTNER, which consent may be granted or withheld in the absolute discretion of the GENERAL PARTNER.

        12.2 Assignment by PARTNERS.

                12.2.1 Unauthorized Assignments Void. The Units of a PARTNER may be assigned only as permitted by the provisions of this Section 12 and, except as so permitted, no

PARTNER shall assign, sell, dispose of, pledge, give or otherwise transfer (hereinafter referred to collectively as "assign") such PARTNER's Units or any part thereof, whether voluntarily, by operation of law, at judicial sale or otherwise, to any person or entity. Any attempted assignment prohibited by the provisions of this Section 12 shall be null and void and of no force or effect.

                12.2.2 GENERAL PARTNER'S Right of First Refusal. Any LIMITED PARTNER desiring to assign its PARTNERSHIP interest pursuant to this Section 12, shall first offer to assign said interest to the GENERAL PARTNER, upon the same terms and conditions which the assigning LIMITED PARTNER is willing to accept from any prospective purchaser. The assigning LIMITED PARTNER shall put such terms and conditions in writing in the form of an offer of sale which it shall deliver to the GENERAL PARTNER, and the GENERAL PARTNER shall have thirty (30) days from the date of receipt of such offer in which to accept or reject it. The offer shall also identify the prospective purchaser. Upon acceptance of the offer by the GENERAL PARTNER, the GENERAL PARTNER shall have an additional sixty
(60) days in which to raise the funds necessary to meet the terms of the offer and close the purchase. Upon rejection of the offer by the GENERAL PARTNER, the assigning LIMITED PARTNER may then assign its PARTNERSHIP interest to the prospective purchaser, pursuant to the terms of this Section 12. Assignment among spouses or to or from children or parents, or to trusts for the benefit of such persons, by LIMITED PARTNERS shall be permitted without requirement of this right of first refusal, provided in each instance that all such transferees shall hold such PARTNERSHIP interest or portion thereof subject to this right of first refusal with respect to any assignment, and no Assignees shall be admitted as Substituted LIMITED PARTNERS except as provided in 12.3 below.

                12.2.3 Conditions to Assignment. Neither the PARTNERSHIP, nor any PARTNER, shall be bound by an otherwise valid assignment until (i) a counterpart of the instrument of assignment, executed and acknowledged by the parties thereto, is delivered to the GENERAL PARTNER; and (ii) the GENERAL PARTNER shall have received an opinion of legal counsel satisfactory to the GENERAL PARTNER that the assignment does not violate the status of the original sale of such interest relative to any securities law offering exemption, if any, under federal or state law, pursuant to which such interest was offered and sold. Fractional Units may not be assigned.

        12.3 Substituted LIMITED PARTNER. No Assignee of any PARTNER's interest shall be entitled to become a Substituted LIMITED PARTNER unless the GENERAL PARTNER shall, in its reasonable discretion, consent thereto in writing, and unless the Assignee shall consent in writing, in a form satisfactory to the GENERAL PARTNER, to be bound by the terms of this Agreement in the place and stead of the assigning PARTNER. Unless and until an Assignee has become a Substituted LIMITED PARTNER, such Assignee shall be deemed to be an Assignee only of the right to share in the distributions and allocations of the PARTNERSHIP, and shall have no other rights hereunder. The admission of an Assignee of a GENERAL PARTNER's Units as a Substituted LIMITED PARTNER shall be governed in accordance with Section 15.3.

        12.4 Payment of Expenses. Neither the PARTNERSHIP, nor any PARTNER, shall be bound by an otherwise valid assignment, and no Assignee of any PARTNER's PARTNERSHIP interest shall be entitled to become a Substituted LIMITED PARTNER, unless the

PARTNERSHIP is reimbursed for all reasonable expenses, including legal fees, associated with such assignment and substitution.

        12.5 Substitution Instrument. Subject to full compliance with the terms and provisions of this Agreement, any instrument reflecting the assignment of the PARTNERSHIP interest of a PARTNER and the admission of the transferee as a Substituted LIMITED PARTNER of the PARTNERSHIP need only be executed and acknowledged by a GENERAL PARTNER, the transferor and the transferee.

        12.6 No Dissolution Upon Assignment. An assignment of a PARTNERSHIP interest by a PARTNER shall neither dissolve nor terminate the PARTNERSHIP.

        12.7 Withdrawal of LIMITED PARTNER. No LIMITED PARTNER shall be entitled to withdraw or retire from the PARTNERSHIP nor, except as provided in Section 4.4, to demand the right to the return of capital until dissolution of the PARTNERSHIP; provided, however, in the event that, following the permitted transfer of any Units, the transferor shall no longer hold any interest in the PARTNERSHIP, the transferor shall cease to be a PARTNER and shall be deemed to have withdrawn from the PARTNERSHIP when there has been full compliance with this Section 12 to admit the transferee as a Substituted LIMITED PARTNER, but not otherwise.

        12.8 Units of GENERAL PARTNER. The GENERAL PARTNER may not sell, assign or transfer its Units without the approval of a Majority of the LIMITED PARTNERS.

SECTION 13. AMENDMENT AND POWER OF ATTORNEY.

        13.1 Amendment by PARTNERS. This Agreement may be amended, modified and changed by a Majority of the PARTNERS other than the GENERAL PARTNER, with the written consent of the GENERAL PARTNER; provided, however, that any amendment which, by its terms, purports to reduce the PARTNERSHIP interest held by a PARTNER or the amount of allocation or distributions with respect to such PARTNERSHIP interest, or eliminates, reduces or limits the authority or power of a PARTNER which is expressly referenced herein, or which increases the debts or liabilities for which a PARTNER is liable shall be effective only if consented to in writing by the PARTNER thereby affected.

        13.2 Amendment by GENERAL PARTNER. Subject to Section 13.1, this Agreement may be amended from time to time by the GENERAL PARTNER without the consent of any of the other PARTNERS (i) to add to the representations, duties or obligations of the GENERAL PARTNER or surrender any right or power granted to the GENERAL PARTNER herein; (ii) to cure any ambiguity, or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the PARTNERS hereto; (iii) to delete or add any provision of this Agreement lawfully required to be so deleted or added by any governmental commission or agency, provided such addition or deletion is deemed by such commission or agency to be for the benefit or protection of the LIMITED PARTNERS; or (iv) to provide the necessary information regarding any new GENERAL PARTNER or any Substituted or Additional LIMITED PARTNERS.

        13.3 Power of Attorney.

                13.3.1 Each PARTNER, by its execution hereof, jointly and severally, makes, constitutes and appoints the GENERAL PARTNER, or any person which becomes a successor to the GENERAL PARTNER, as its true and lawful agent and attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge, swear to, record and file, on its behalf (i) the original Certificate of Limited PARTNERSHIP and all amendments thereto required or permitted by law or the provisions of this Agreement; (ii) all certificates and other instruments deemed advisable by the GENERAL PARTNER to permit the PARTNERSHIP to become or to continue as a limited partnership or partnership wherein the LIMITED PARTNERS have limited liability in any jurisdiction where the PARTNERSHIP may be doing business; (iii) all instruments that effect a change or modification of the PARTNERSHIP in accordance with this Agreement, including without limitation the substitution of Assignees as Substituted PARTNERS pursuant to Section 12; (iv) all conveyances and other instruments deemed advisable by the GENERAL PARTNER to effect the dissolution and termination of the PARTNERSHIP; (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the PARTNERSHIP; and
(vi) all other instruments which may be required or permitted by law to be filed on behalf of the PARTNERSHIP.

                13.3.2 The foregoing power of attorney:

                        (a) is coupled with an interest and shall be irrevocable and survive the death or incapacity of each LIMITED PARTNER;

                        (b) may be exercised either by signing separately as attorney-in-fact for each PARTNER or, after listing all of the PARTNERS executing an instrument, by a single signature of the person acting as attorney-in-fact for all of them; and

                        (c) Shall survive the delivery of an assignment by a PARTNER of the whole or any portion of its interest; except that, where the Assignee of the whole of such PARTNER's interest has been approved by the GENERAL PARTNER for admission to the PARTNERSHIP as a Substituted LIMITED PARTNER, the power-of-attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the GENERAL PARTNER to execute, acknowledge and file any instrument necessary to effect such substitution.

        13.4 Additional Instruments. Each PARTNER shall execute and deliver to the GENERAL PARTNER within five (5) days after receipt of the GENERAL PARTNER's request therefor such further designations, powers of attorney and other instruments as the GENERAL PARTNER deems necessary to effectuate the purposes of this Section 13.

SECTION 14. RECORDS, REPORTS AND BANK ACCOUNTS.

        14.1 Records. The PARTNERSHIP shall maintain the following records at its principal executive office:

                        (a) A current list of the full name and last known business or residence address of each PARTNER set forth in alphabetical order together with the contribution and the share in profits and losses of each PARTNER.

                        (b) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or any such amendment has been executed.

                        (c) Copies of the PARTNERSHIP's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years.

                        (d) Copies of the original Agreement of Limited PARTNERSHIP and all amendments thereto.

                        (e) Financial statements of the PARTNERSHIP for the six
(6) most recent fiscal years.

                        (f) The PARTNERSHIP's books and records for at least the current and past three (3) fiscal years.

                14.1.2 Upon the request of any PARTNER, the GENERAL PARTNER shall promptly deliver to the PARTNER, at the expense of the PARTNERSHIP, a copy of any of the information required to be maintained by the PARTNERSHIP under subdivisions (a), (b) or (d) of Section 14.1 of this Agreement.

                14.1.3 Any PARTNER shall have the right upon reasonable request:

                        (a) To inspect and copy any of the records required to be maintained by the PARTNERSHIP under Section 14.1 of this Agreement.

                        (b) To obtain from the GENERAL PARTNER, promptly after becoming available, a copy of the PARTNERSHIP's federal, state and local income tax or information returns for each year.

        14.2 Amendments. The GENERAL PARTNER shall promptly furnish to any other PARTNER a copy of any amendment to the Agreement executed by the GENERAL PARTNER pursuant to a power of attorney from the other PARTNER.

        14.3 Tax Information. The GENERAL PARTNER shall send to each of the PARTNERS within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the PARTNERSHIP's federal, state, and local income tax or information returns for the year.

        14.4 Financial Information. The GENERAL PARTNER shall send to each of the PARTNERS (a) PARTNERSHIP financial statements and a report on the status, business and affairs of the PARTNERSHIP on a quarterly basis; and (b) copies of all reports, statements and other written communications which the PARTNERSHIP receives as a shareholder of PICO immediately upon receipt of each such item by the PARTNERSHIP.

SECTION 15. DISSOLUTION AND TERMINATION OF THE PARTNERSHIP.

        Except as otherwise provided in this Agreement, no PARTNER shall have the right to cause dissolution of the PARTNERSHIP before the expiration of its term.

        15.1 Events of Dissolution. Subject to the provisions of Section 15.2, the PARTNERSHIP shall be dissolved upon the first to occur of the following events:

                15.1.1 The expiration of the term set forth in Section 3;

                15.1.2 The sale of all or substantially all of the assets of the PARTNERSHIP;

                15.1.3 The election by a Majority of the PARTNERS, but only if
(i) either John Hart or Ronald Langley are not serving as senior executive officers of PICO or (ii) John Hart and Ronald Langley cease to together directly or indirectly own more than 50% of the equity interests in the GENERAL PARTNER, or otherwise cease to effectively control the GENERAL PARTNER;

                15.1.4 The election by a Majority of the PARTNERS, other than the GENERAL PARTNER, with the consent of the GENERAL PARTNER; or

                15.1.5 The dissolution, withdrawal, death, incompetency (including a determination of insanity or appointment of a conservator), termination or Bankruptcy of a GENERAL PARTNER, where there is no remaining GENERAL PARTNER.

        15.2 Continuation by LIMITED PARTNERS. Within sixty (60) days following the occurrence of an event of dissolution referred to in Section 15.1.4, the LIMITED PARTNERS shall elect whether to continue the PARTNERSHIP on the same terms and conditions as are contained in this Agreement, with a new GENERAL PARTNER or GENERAL PARTNERS, or to wind up the affairs of the PARTNERSHIP, liquidate its assets in accordance with Section 15.5 and distribute the proceeds therefrom in accordance with Section 5.2. Election to continue the PARTNERSHIP and election of a new GENERAL PARTNER or GENERAL PARTNERS shall be effective only by vote or consent of the LIMITED PARTNERS holding all of the Units held by the LIMITED PARTNERS, and failure to obtain such vote or consent shall be deemed an election to wind up and dissolve the PARTNERSHIP. Said election shall be given in writing to all PARTNERS including the former GENERAL PARTNER affected by such event. Expenses incurred in the continuation or attempted continuation of the PARTNERSHIP shall be deemed expenses of the PARTNERSHIP. In the event of such an election to continue and upon the election of a successor GENERAL PARTNER or GENERAL PARTNER for the PARTNERSHIP, the PARTNERSHIP shall continue without interruption.

        15.3 The PARTNERSHIP Interest of a Former GENERAL PARTNER. In the event the LIMITED PARTNERS elect to continue the PARTNERSHIP with a new GENERAL PARTNER or GENERAL PARTNERS following an event described in Section 15.1.4, the former GENERAL PARTNER affected by such event, or the personal representative, executor, administrator, guardian, conservator, receiver, trustee or other successor in interest of such former GENERAL PARTNER shall be treated as an Assignee of the former GENERAL

PARTNER's PARTNERSHIP interest, and upon the winding up and closing of an estate for which the successor has been acting, it may transfer and assign the former GENERAL PARTNER's PARTNERSHIP interest, subject to Section 12 hereof, to the person or persons entitled thereto, who shall likewise be deemed Assignee(s) of said PARTNERSHIP interest or undivided portions thereof distributed to such Assignee(s), unless and until admitted as a Substituted LIMITED PARTNER or LIMITED PARTNERS as provided in this Agreement.

        15.4 Procedure on Death, Bankruptcy, Dissolution or Incompetency of a LIMITED PARTNER. In the event any LIMITED PARTNER shall die, suffer Bankruptcy (as defined in Section 17), be dissolved or become incompetent with the result that such LIMITED PARTNER cannot continue to exercise dominion over its PARTNERSHIP interest, the PARTNERSHIP shall not be dissolved. In any such event, the personal representative, executor, administrator, trustee, guardian, conservator or other successor in interest of the LIMITED PARTNER who has been affected by such event, shall be treated as an Assignee of the PARTNERSHIP interest of said affected LIMITED PARTNER, and upon the winding up and closing of an estate for which the successor has been acting, it may transfer and assign the LIMITED PARTNER's PARTNERSHIP Units, subject to Section 12 hereof, to the person or persons entitled thereto, who shall likewise be deemed Assignee(s) of said PARTNERSHIP Units as to the PARTNERSHIP Units or undivided portions thereof distributed to such Assignee(s), unless and until admitted as a Substituted LIMITED PARTNER or LIMITED PARTNERS as provided in this Agreement.

        15.5 Lack of Election to Continue and Termination. In the event that the LIMITED PARTNERS do not elect to continue the PARTNERSHIP as permitted by
Section 15.2, or do not elect a new GENERAL PARTNER, then the LIMITED PARTNERS shall promptly liquidate and wind up the PARTNERSHIP in an orderly fashion and distribute the net proceeds of liquidation on dissolution and termination pursuant to Section 5.2 hereof. A PARTNER may be the liquidator by agreement of a Majority of the LIMITED PARTNERS, provided that upon an event of dissolution described in Sections 15.1.1 or 15.1.3, the GENERAL PARTNER shall be the liquidator. In any sale of the PARTNERSHIP's assets, the liquidator shall take all reasonable steps to locate potential purchasers in order to accomplish the sale at the highest attainable price. Nothing herein shall prevent any PARTNER(s) from, directly or indirectly, purchasing the PARTNERSHIP's assets from the liquidator, provided that the offer of such PARTNER(s) is equal to or higher than the highest attainable price from a person who is not an Affiliate of the PARTNERSHIP. The expenses of the liquidator shall be deemed expenses of the PARTNERSHIP.

        15.6 Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the PARTNERSHIP and the discharge of liabilities to creditors so as to enable the PARTNERS to minimize the normal losses attendant upon a liquidation.

        15.7 No Liability for Return of Capital. No PARTNER shall be personally liable for the return of all or any part of the contribution of any other PARTNER to the PARTNERSHIP. Any such return shall be made solely from the PARTNERSHIP assets.

SECTION 16. GENERAL PROVISIONS.

        16.1 Notices. Except as otherwise provided herein, any notice, distribution, offer or other communication which shall be given to any PARTNER in connection with the affairs of the PARTNERSHIP shall be deemed duly given if and when reduced to writing and delivered, as follows:

                16.1.1 If to a LIMITED PARTNER, when personally delivered to such LIMITED PARTNER or, if sent by certified mail or by telefax to the last address furnished by the LIMITED PARTNER for such purpose, at the time of such mailing or telefaxing; and

                16.1.2 If to a GENERAL PARTNER, when personally delivered to such GENERAL PARTNER or, if sent by certified mail or by telefax to the last address furnished by the GENERAL PARTNER for such purpose, at the time of such mailing or telefaxing.

        16.2 Survival of Rights. This Agreement shall be binding upon and inure to the benefit of the PARTNERS and their respective heirs, legatees, legal representatives, successors and assigns.

        16.3 Construction. The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for or against any of the PARTNERS hereto.

        16.4 Section Headings. The captions of the sections of this Agreement are for convenience only.

        16.5 Agreement in Counterparts. This Agreement, or any amendment hereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one (1) Agreement by each of the PARTNERS, notwithstanding that all of the PARTNERS are not signatories to the original or the same counterpart, to be effective as of the day and year first above written.

        16.6 Governing Law. This Agreement shall be construed according to the laws of the State of California.

        16.7 Time. Time is of the essence with respect to this Agreement.

        16.8 Additional Documents. Each PARTNER, upon the request of the GENERAL PARTNER, shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement, including, but not limited to, providing acknowledgment before a Notary Public of any signature heretofore or hereafter made by a PARTNER.

        16.9 Validity. Should any portion of this Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Agreement and shall not affect the remainder hereof.

        16.10 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

        16.11 Descriptions. Anything referred to in this Agreement is expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.

        16.12 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, or the interpretation hereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. All of the provisions of Section 1283.05 of the Code of Civil Procedure are hereby expressly made applicable to any such arbitration. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

        16.13 Partition. The PARTNERS agree that the assets of the PARTNERSHIP are not and will not be suitable for partition. Accordingly, each of the PARTNERS hereby irrevocably waives any and all rights that he or she may have, currently or in the future, to maintain any action for partition of any of the assets of the PARTNERSHIP.

        16.14 Representative Capacity; Trusts. During any period that any PARTNERSHIP Units are held as assets of a living trust revocable by the trustees of such trust, such PARTNERSHIP Units shall be treated as owned by the deemed owner of such trust for income tax purposes, and any acts of the trustee of said revocable living trust shall be deemed the acts of the deemed owner of such trust for income tax purposes. The death of the deemed owner of a trust holding PARTNERSHIP Units shall be the death of a PARTNER for the purposes of Section 15, and the trustee of such a trust shall be the successor for the purposes of
Section 15.

        16.15 Joint Ownership. For all purposes hereunder in those cases where two or more persons are indicated as a LIMITED PARTNER, holding a PARTNERSHIP interest as joint tenants or community property, the following shall apply:

                        (a) To the extent required by law, such persons shall each be considered as LIMITED PARTNERS hereunder, each shall be deemed to have contributed an equal amount of the capital contribution and to own an equal amount of such PARTNERSHIP Units, and each shall be deemed to have an initial capital interest consisting of an equal amount of the capital contribution as set forth opposite their respective names.

                        (b) For purpose of voting upon or consenting to any actions or matters, as provided herein or by law, (i) if only one votes, such act binds all; (ii) if more than one votes, the act of a majority so voting binds all; or (iii) if more than one votes, but the vote is evenly split on any particular matter, each fraction may vote the PARTNERSHIP interest proportionately.

                        (c) Any notices given to either or any of such persons shall, unless the PARTNERSHIP is otherwise advised in writing, be deemed notice to all such persons.

        16.16 Valuation of Non-Cash Assets. For purposes of this Agreement, the procedure for valuing any non-cash assets shall, unless otherwise provided herein, be as follows:

                16.16.1 Real Property. If the PARTNERS cannot otherwise agree on the value of the real property, the GENERAL PARTNER shall select a qualified MAI appraiser who has customarily been engaged in appraising commercial real property (or residential real property, if applicable) within the general vicinity of the real property in question for a period of not less than five (5) years. Such valuation shall include a ten percent (10%) discount for costs of sale. The valuation of the appraiser so selected shall be binding on all PARTNERS.

                16.16.2 Marketable Securities. Any securities held by the PARTNERSHIP, which are traded on an established market, shall be valued according to the market price. Such valuation shall include a ten percent (10%) discount for costs of sale.

                16.16.3 Other Assets. If the PARTNERS cannot otherwise agree on the value of other assets, the GENERAL PARTNER, in its reasonable discretion shall value such assets. Such valuation shall include a ten percent (10%) discount for costs of sale.

SECTION 17. DEFINITIONS.

As used herein, the following terms have the indicated meanings:

        17.1 "Affiliate" means (i) any entity directly or indirectly controlling, controlled by or under common control with another entity, (ii) any person or entity owning or controlling ten percent (10%) or more of the outstanding voting interests of an entity, or (iii) any officer, director or partner of an entity.

        17.2 "Agreement" means this Agreement of Limited PARTNERSHIP.

        17.3 "Assignee" means a person who has acquired all or part of the PARTNERSHIP interest of a PARTNER but has not been admitted as a Substituted PARTNER. An "Assignee" shall be entitled to the distributions and allocations accompanying the PARTNERSHIP interest, but shall not be entitled to any other rights of a PARTNER hereunder.

        17.4 "Bankruptcy" with respect to any PARTNER shall be deemed to have occurred:

                        (a) When an order for relief against the PARTNER is entered under Chapter 7 of the federal bankruptcy law;

                        (b) When the PARTNER: (1) makes a general assignment for the benefit of creditors, (2) files a voluntary petition under the federal bankruptcy law, (3) files a petition or answer seeking for that PARTNER any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (4) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that PARTNER in any proceeding of this nature, or (5) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the PARTNER or of all or any substantial part of that PARTNER's properties;

                        (c) Sixty (60) days after the commencement of any proceeding against the person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed; or

                        (d) Sixty (60) days after the appointment, without the person's consent or acquiescence, of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, if the appointment has not been vacated or stayed, or, sixty (60) days after the appointment is stayed, if the appointment has not been vacated.

        17.5 "Cash Available for Distribution" means Cash Flow less amounts set aside for restoration or creation of reserves determined by the GENERAL PARTNER, in its reasonable discretion, to be necessary and desirable, including but not limited to reserves for debt service for a reasonable period of time, repairs, replacement, property maintenance, property taxes, insurance, increases in working capital and contingencies.

        17.6 "Cash Flow" means cash funds provided from operations of the PARTNERSHIP, without deduction for depreciation or amortization expenses, but after deducting funds used to pay all other expenses, debt payments, capital improvements and replacements. The term shall not include Net Proceeds of Sale or Other Disposition or Net Proceeds of Refinancing.

        17.7 "Code" means the Internal Revenue Code of 1986, as amended.

        17.8 "Effective Date" means the date the Certificate is filed with the California Secretary of State.

        17.9 "Fair Market Value" shall mean that term as defined in Regulations
Section 1.704-1(b)(2)(iv)(h).

        17.10 "LIMITED PARTNERS" means Substituted LIMITED PARTNERS and the Persons designated on and executing the signature page of this Agreement as LIMITED PARTNERS.

        17.11 "Majority" means PARTNERS collectively holding more than fifty percent (50%) of the Units held by all PARTNERS to whom reference is made, as set forth on the signature page hereof.

        17.12 "Net Income," "Net Loss," and "Gain" mean, respectively, the following amounts as designated on the PARTNERSHIP's informational tax return filed for federal income tax purposes, as determined by the tax attorney(s) or accountant(s) employed by the PARTNERSHIP: (i) ordinary income, (ii) ordinary loss, plus net long-term capital loss, net short-term capital loss, and Section 1231 loss; and (iii) net long-term capital gain, net short-term capital gain, and other net gain under Section 1231. In the event that property is reflected on the books of the PARTNERSHIP (as maintained in accordance with Regulations

Section 1.704-1(b)(2)(iv)) at a book value that differs from the adjusted tax basis of such Property, Net Income, Gain and Net Loss (or item thereof) shall be determined by reference to the book value of such Property. Such allocation of book values shall be made in accordance with Regulations Section
1.704-1(b)(2)(iv)(g).

        17.13 "Net Proceeds of Refinancing" means the gross proceeds received by the PARTNERSHIP upon the refinancing of PARTNERSHIP assets (less all costs of such refinancing, including the payment of all obligations refinanced in connection therewith). This term shall not include Cash Available for Distribution.

        17.14 "Net Proceeds of Sale or Other Disposition" means the gross proceeds received by the PARTNERSHIP upon the sale or other disposition of less than all or substantially all of the PARTNERSHIP assets (less all costs of such sales, including the payment of all obligations paid in connection therewith). This term shall not include Cash Available for Distribution.

        17.15 "PARTNERS" refers collectively to the GENERAL PARTNER and to the LIMITED PARTNERS, and reference to a "PARTNER" means any one of the PARTNERS.

        17.16 "PARTNERSHIP" refers to the limited partnership created under this Agreement.

        17.17 "Persons" means any individual, partnership, corporation, trust, Limited Liability Company or other entity.

        17.18 "Property" means the stock of PICO Holdings, Inc. acquired by the PARTNERSHIP.

        17.19 "Pro rata" when used with respect to the PARTNERS, or some of them (if the proration is not otherwise specifically identified by a percentage), means (as to an item or amount to be contributed or to be allocated to them or shared by them, or as to a vote by them), the proportion that the number of Units held by each PARTNER bears to the total of all outstanding Units held by all PARTNERS (or those PARTNERS to whom reference is made).

        17.20 "Regulations" means U.S. Treasury Regulations.

        17.21 "Substituted GENERAL or LIMITED PARTNER" means a transferee of an interest who has obtained the written consent of the GENERAL PARTNER pursuant to
Section 12.3 hereof. A "Substituted GENERAL or LIMITED PARTNER" shall have all the distribution, allocation, voting and other rights and obligations of a PARTNER hereunder.

        17.22 "Units" are a means of evidencing and determining the PARTNERS' respective rights to share in the distributions and allocations of the PARTNERSHIP and to vote on certain matters concerning the PARTNERSHIP as provided in this Agreement.

IN WITNESS WHEREOF, the PARTNERS have executed this Agreement effective as of the date first above written.

                                                  Initial Capital
                                                    Contribution                 Units
                                                    ------------                 -----
    GENERAL PARTNER:


    PICO Equity Investors Management, LLC



                                                    $------------               -------

    By:___________________________
       John R. Hart
       Manager and President

    Address:   875 Prospect Street, Ste. 301
               La Jolla, CA  92037



    LIMITED PARTNER:

    The Pension Fund of the Christian Church        $  50,000,000               500,000
    (Disciples of Christ)




    By:____________________________

    Its:___________________________


    Address:_______________________

            _______________________

            _______________________